Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the inclusion of our report dated May13, 2022, relating to the statements of revenues and direct operating expenses associated with certain oil and gas properties acquired by Chesapeake Energy Corporation from Radler 2000 Limited Partnership, for the years ended December 31, 2021 and 2020 in the Current Report on Form 8-K of Chesapeake Energy Corporation dated May 18, 2022, and to the incorporation by reference of said report in the Registration Statements of Chesapeake Energy Corporation on Form S-3 (File No. 333-263820, File No. 333-256214, and File No. 333-260833) and Form S-8 (File No. 333-253340 and File No. 333-260834).

/s/ Whitley Penn LLP

May 18, 2022
Fort Worth, Texas